Exhibit 23.2

Cathedral Rock Enterprises, LLC

P.M. Box 145, 3875 Geist Road, Suite E
Fairbanks, Alaska, USA 99709
907-978-3191**541-934-2027 (fax)**541-934-2970 (message)
jcbarker@oregontrail.net

CONSENT OF AUTHOR

Attention: Corporate Finance
United States Securities and Exchange Commission

Attention: Corporate Finance
Goldrich Mining Company
3412 Lincoln Drive
Spokane, Washington USA 99203

I, James C. Barker, P. Geo. of Cathedral Rock Enterprises, LLC, at P.M. Box 145, 3875 Geist Road, Suite E, Fairbanks, Alaska, USA, 99709, co-authored and prepared the Technical Report: *Evaluation of the Chandalar, Alaska Mining Property* (hereafter known as "Report"). This Report was produced by Cathedral Rock Enterprises, LLC, in cooperation with Robert B. Murray of Kingegan Mining, Eugene, Oregon, USA; Jeffrey O. Keener of Metallogeny, Inc., Fairbanks, Alaska, USA; and Paul Lawrence Martin, P.E., Post Falls, Idaho, USA on May 5, 2008.

I hereby consent to the filing of the Report in the public files of the United States Securities and Exchange Commission (hereafter known as USSEC) for use in 10KSB and/or S-1 or S-3 filings with the USSEC, and to any use of and reference to the subject matter of the Report. I also consent to the use of my name as primary author of the Report.

I hereby certify that there is no reason to believe that there are any misrepresentations in information derived in the Report, or that the written disclosure contained in the Report contains any misrepresentations.

Dated this day, July 30, 2008

J.C. Barker cjb

James C. Barker
Managing Partner, Cathedral Rock Enterprises, LLC
Certified Professional Geologist #8205
Certified Alaskan Geologist G-262
Alaska Business License #912004